EXHIBIT 5.1

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

December 17, 2007

Point Therapeutics, Inc.

70 Walnut Street

Wellesley Hills, Massachusetts 02481

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-4 (Registration No. 333-147609) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of the shares of common stock, $0.01 par value (the “Shares”), of Point Therapeutics, Inc., a Delaware corporation (“Point”), which Shares are expected to be issued to stockholders of DARA BioSciences Inc., a Delaware corporation (“DARA”), pursuant to the Agreement and Plan of Merger dated October 9, 2007, by and among Point, DP Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Point (“Merger Sub”), and DARA, as amended by the amendment thereto, dated December 14, 2007, among Point, Merger Sub and Dara (as amended, the “Merger Agreement”).

We have acted as counsel to Point in connection with the Merger Agreement and the proposed issuance of the Shares included in the Registration Statement. We have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of Point and other sources believed by us to be responsible, and we have assumed that the Merger Agreement has been duly authorized, executed and delivered by DARA, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

In rendering this opinion, we have assumed that prior to the issuance of any Shares:

(1)	the Registration Statement, as then amended, will have become effective under the Securities Act;

(2)	the stockholders of each of Point and DARA will have approved each of the proposals to be presented and voted upon at their respective meetings as set forth in the joint proxy statement/prospectus included in the Registration Statement; and

(3)	the transactions contemplated by the Merger Agreement will be consummated.

Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner and on the terms described in the Registration Statement and the Merger Agreement, will be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of The State of Delaware and the Federal law of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption “Legal Matters” in the joint proxy statement/prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP